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EXHIBIT 3 (ii)

                                   ARTICLE IX
                                 INDEMNIFICATION

SECTION 1.  INDEMNIFICATION.

         (a) The Corporation (and any successor to the Corporation by merger or otherwise) shall, and does hereby, indemnify, to the fullest extent permitted or authorized by current or future legislation (specifically including the full extent of indemnification permitted by Section 607.0850(7) Fla. Stat. (1999), or current or future judicial or administrative decisions (but, in the case of any such future legislation or decisions, only to the extent that it permits the Corporation to provide broader indemnification rights than permitted prior to such legislation or decision), each person (including the heirs, personal representatives, executors, administrators and estate of the person) who was or is a party, or is threatened to be made a party, or was or is a witness, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and any appeal therefrom (collectively, a "Proceeding"), against all liability (which for purposes of this Article includes all judgments, settlements, penalties, fines and taxes under the Employee Retirement Income Security Act of 1974, as amended) and costs, charges, and expenses (including attorneys' fees) asserted against him or incurred by him by reason of the fact that the person is or was (i) a director, or (ii) (x) an officer or (y)an employee of the Corporation who is specifically granted the indemnification rights provided hereby by the Board of Directors, or
(iii) serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including serving as a fiduciary of an employee benefit plan) and as to whom the Board has granted the right to indemnification provided hereby (each an "Indemnified Person").

         (b) Notwithstanding the foregoing, except with respect to the indemnification specified in the third sentence of Section 3 of this Article, the Corporation shall indemnify an Indemnified Person in connection with a Proceeding (or part thereof) initiated by an Indemnified Person only if authorization for the Proceeding (or part thereof) was not denied by the Board of Directors of the Corporation, acting in its sole discretion, within 60 days after receipt of notice thereof from the Indemnified Person.

SECTION 2. ADVANCE OF COSTS, CHARGES AND EXPENSES. Costs, charges and expenses (including attorneys' fees) incurred by an Indemnified Person in defending a Proceeding shall be paid by the Corporation to the fullest extent permitted or authorized by current or future legislation or current or future judicial or administrative decisions (but, in the case of any future legislation or decisions, only to the extent that it permits the Corporation to provide broader rights to advance costs, charges and expenses than permitted prior to the legislation or decisions) in advance of the final disposition of the Proceeding, upon receipt of an undertaking reasonably satisfactory to the Board of Directors (the "Undertaking") by or on behalf of the Indemnified Person to repay all


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amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article; provided that, in connection with a Proceeding (or part thereof) initiated by such Indemnified Person (except a Proceeding authorized by the second sentence of Section 3 of this Article), the Corporation shall pay the costs, charges and expenses in advance of the final disposition of the Proceeding only if authorization for the Proceeding (or part thereof) was not denied by the Board of Directors of the Corporation, acting in its sole discretion, within 60 days after receipt of a request for advancement accompanied by an Undertaking. A person to whom costs, charges and expenses are advanced pursuant to this Article shall not be obligated to repay pursuant to the Undertaking until the final determination of (a) the pending Proceeding in a court of competent jurisdiction concerning the right of that person to be indemnified or (b) the obligation of the person to repay pursuant to the Undertaking.

         The Board of Directors may, upon approval of the Indemnified Person, authorize the Corporation's counsel to represent the Indemnified Person in any action, suit or proceeding, whether or not the Corporation is a party to the action, suit or proceeding. In the event that the Corporation's counsel is representing the Indemnified Person and subject to any limitations imposed by law or any insurance policy referred to in Section 5 of this Article IX, any Indemnified Person shall have the right to retain separate counsel and to have the fees and expenses of such counsel paid as incurred as provided herein in the event such person reasonably believes that there is an actual or potential conflict in interest between the Corporation and such person or in the event the Corporation or its insurer shall have failed to assume the defense and employ counsel acceptable to such person within a reasonable period of time after commencement of any action.

SECTION 3. PROCEDURE FOR INDEMNIFICATION. Any indemnification or advance under this Article shall be made promptly, and in any event within 60 days after delivery of the written request of the Indemnified Person. The right to indemnification or advances as granted by this Article shall be enforceable by an Indemnified Person in any court of competent jurisdiction if the Corporation denies the request under this Article in whole or in part, or if no disposition of the request is made within the 60-day period after delivery of the request. The requesting person's costs and expenses incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any action shall also be indemnified by the Corporation. It shall be a defense available to the Corporation to assert in the action that indemnification is prohibited by law or that the claimant has not met the standard of conduct, if any, required by current or future legislation or by current or future judicial or administrative decisions for indemnification (but, in the case of future legislation or decision, only to the extent that the legislation does not impose a more stringent standard of conduct than permitted prior to the legislation or decisions). The burden of proving this defense shall be on the Corporation. Neither (a) the failure of the Corporation (including its Board of Directors or any committee thereof, its independent legal counsel, and its shareholders) to have made a determination (prior to the commencement of the action) that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct, if any, nor (b) the fact that


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there has been an actual determination by the Corporation (including its
Board of Directors or any committee thereof, its independent legal counsel, and its shareholders) that the claimant has not met the applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

SECTION 4. SURVIVAL OF INDEMNIFICATION. The indemnification provided by this Article shall not be deemed exclusive of any other rights to which those indemnified may now or hereafter be entitled under any by-law, statute, agreement, vote of shareholders or disinterested directors or recommendation of counsel or otherwise, both as to actions in the person's capacity as a director, officer or employee and as to actions in another capacity while still a director, officer or employee, and shall continue as to an Indemnified Person who has ceased to be a director or officer or employee and shall inure to the benefit of the estate, heirs, personal representatives, beneficiaries, executors and administrators of such a person. All rights to indemnification and advances under this Article shall be deemed to be a contract between the Corporation and each Indemnified Person who is an Indemnified Person at any time while this
Article is in effect. Any repeal or modification of this Article or any repeal or modification of relevant provisions of the Florida Business Corporation Act or any other applicable laws shall not in any way diminish the rights to indemnification of such Indemnified Person or the obligations of the Corporation arising hereunder for claims relating to matters occurring prior to the repeal or modification. The Board of Directors of the Corporation shall have the authority, by resolution, to provide for indemnification of officers, employees or agents of the Corporation and for such other indemnification of Indemnified Persons as it deems appropriate.

SECTION 5. INSURANCE. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including serving as a fiduciary of an employee benefit plan), against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article or the applicable provisions of the Florida Business Corporation Act.

SECTION 6. SAVINGS CLAUSE. If this Article or any portion is invalidated or held to be unenforceable on any ground by a court of competent jurisdiction, the Corporation shall nevertheless indemnify each Indemnified Person described in
Section 1 of this Article to the fullest extent permitted by all applicable portions of this Article that have not been invalidated or adjudicated unenforceable, and as permitted by applicable law.


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